PRODUCT DISTRIBUTION AGREEMENT

This Product Distribution Agreement (the "**Agreement**") is made and entered into on the 22nd day of NOV, 2022 (the "**Effective Date**"), by and between Verde Life, Inc. ("VERDE", Registry No. 188618996), a company incorporated in the state of Oregon, U.S.A, and a wholly owned subsidiary of Verde Resources Inc, a company registered in the state of Nevada, having its business address at 2 Cityplace Drive, Suite 200, St. Louis, Missouri 63141, and Country Farms Sdn. Bhd. (Registration No. 199701032036, Company No. 447535-V), a company incorporated in Malaysia with an address at Lot 9, Unit C2, Natco Industrial Park, Lorong Keluli 1B, Kawasan Perindustrian Bukit Raja Selatan, Seksyen 7, 40000 Shah Alam, Selangor Darul Ehsan, Malaysia ("CF"), and a wholly owned subsidiary of Berjaya Corporation Berhad (Registration No. 200101019033, Company No. 554790-X) a company incorporated in Malaysia with its registered address at Lot 13-01A, Level 13 (East Wing), Berjaya Times Square, No. 1 Jalan Imbi, 55100 Kuala Lumpur, Malaysia. VERDE and CF may be referred to herein as a "**Party**" and collectively, the "**Parties**."

WHEREAS, VERDE is a supplier of novel ingredients and white-label products, which are more particularly described in Exhibit A attached hereto (the "**Products**"); and,

WHEREAS, CF distributes consumer products that include but are not limited to the cannabis and hemp industry (the "**Industry**") and the sale and service of cannabis and hemp products; and,

WHEREAS, CF and VERDE desire to establish a purchase and exclusive distribution arrangement pertaining to VERDE's Products in Malaysia; and,

WHEREAS, CF and VERDE desire to enter into this Agreement which sets forth the terms upon which CF will purchase the Products from VERDE, and CF will exclusively distribute the Products to its Industry customers ("**Customers**") in Malaysia who meet the regulations in the jurisdictions they operate.

NOW, THEREFORE, premises considered, for good and valuable consideration, the Parties agree as herein set forth.

1.0 Grant of Distribution Rights. VERDE hereby grants CF, and CF hereby accepts from VERDE the right to distribute the Products to its Customers, upon and subject to all terms and conditions set forth in this Agreement. CF covenants and agrees to purchase the Products for its own account from VERDE and to exclusively market, sell and distribute such Products in Malaysia.

2.0 Sales Restrictions. CF will only sell to Eligible Customers described in Exhibit F, who hold the proper regulatory approvals with provided documentation and have satisfied VERDE's requirements to represent the Product(s).

3.0 Relationship between VERDE and CF. Nothing in this Agreement shall be construed to constitute one Party as a partner, associate, dependent contractor, mandatary, or employee of the other Party, nor shall either Party have any authority to bind the other in any respect, it being intended that each Party shall remain an independent contractor responsible for its own actions. Without limiting the foregoing, unless otherwise specifically agreed, one Party has no authority to make

contracts or create representations on behalf of the other Party. CF will only seek able Customers and is expected to properly maintain regulatory approvals, accounting, sales targets, logistics, and servicing.

4.0 Term; Termination.

(a) The term of this Agreement (the "**Term**") shall commence on the Effective Date and continue for three (3) years or until the earlier of the following: (i) the mutual agreement of the Parties to the termination of this Agreement, or (ii) immediately if a Party ceases to carry on business or becomes insolvent, breaches covenants of this Agreement, or commences any proceedings or any proceedings are commenced against it under any bankruptcy or insolvency legislations or makes an assignment for the benefit of its creditors or proposes a compromise or arrangement to its creditors or if a receiver of its assets or any substantial part thereof is appointed.

(b) Once this Agreement is terminated, VERDE shall maintain the right to sell the Products to other Customers.

5.0 Products. The Products will be set forth on Exhibit A and designated into classes of Products. The initial class of Products is set forth on Exhibit A-1. Any future classes of Products offered by VERDE shall be added by amending Exhibit A to add such class of Products as the next Exhibit A in numerical order (e.g., the next class of introduced Products will be designated by adding Exhibit A-2).

6.0 Pricing, Sale and Delivery of Products.

(a) Subject to and in accordance with the terms and conditions hereof, VERDE agrees to sell to CF, and CF agrees to buy from VERDE, the Products at the respective prices set forth for each class of Products when a formal Purchase Order has been submitted by CF. With a thirty (30) days' notice to CF, VERDE may alter and revise the Pricing Schedule and that such revised Pricing Schedule shall be effective as to any orders only after thirty (30) days following the delivery of such Pricing Schedule to CF.

(b) During the Term, CF may submit an order for the Products by issuing a purchase order containing a description of the Products requested, the quantity of Products requested, an easily identifiable purchase order number, and the date of delivery requested by the purchasing Customer (each, a "**Purchase Order**"). VERDE will acknowledge receipt and expressly confirm or reject the Purchase Order within three (3) business days of receipt of the Purchase Order from CF, providing the expected delivery date in a written confirmation to CF. VERDE agrees to use its best efforts to meet the expected delivery date set out in the confirmation. Where there is a conflict between the terms and conditions stated in a Purchase Order form and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(c) All CF purchases will be sent following the order being fully paid in accordance with terms of payment to be agreed upon, EX FACTORY from Clackamas, Canby Oregon, or Wilsonville with importing the responsibility of CF. Before a Product can be released for shipment, there will be a checklist completed by CF and provided to VERDE that CF has verified and approve the product order. This Checklist will confirm the types, quantity, and labels of the Product(s).

(d) CF shall be responsible for any customs duties, clearance charges, taxes, brokers' fees and other amounts payable in connection with the importation, delivery and sale of the Products. Any Purchase Order made by CF must be approved by a Principal of CF. It will be the importer's responsibility to ensure the products ordered meet their local laws and requirements. All regulatory matters within the territory are the importer/distributor's responsibility, including claims and selling methods where VERDE will be held harmless.

6.0A Exclusivity.

During the Term, VERDE shall grant CF exclusivity in respect of the distribution of the Products in Malaysia and VERDE, its related companies, associate companies and affiliated companies shall not enter into any arrangement with any other party in Malaysia which will entitle the other party in Malaysia to provide the same or similar distribution of the Products in Malaysia on behalf of VERDE.

7.0 Payment Terms.

CF will pay VERDE in accordance to the terms set forth below:

Deposit upon execution of this Agreement: USD200,000.00
Upon submission of the first Purchase Order: 50% of Purchase Order Value
Prior to any Product Shipment: balance 50% minus initial deposit of USD70,000.00.

The remaining deposit of USD130,000.00 will be retained for the exclusivity and subsequent order(s).

8.0 Staff Travel Costs

Wherever the CF or VERDE staff is traveling to support CF's sales activity, they will each travel at their own company's expense.

9.0 Advertising, Expositions, and another Sales Activity.

CF is responsible for advertising and marketing the Products at their own cost. VERDE will virtually assist with marketing material and provide guidance and support to CF from time to time.

10.0 VERDE Representations and Warranties

(a) VERDE expressly represents and warrants that all Products: (i) shall be new and shall be free and clear of all liens, claims and title defects or encumbrances; (ii) when delivered to a purchasing Customer's requested site of delivery from VERDE's contracted manufacturing facility, shall be free from defects in all material respects; (iii) shall be adequately contained, packaged, marked and labeled; (iv) when delivered to CF's chosen facility from VERDE's contracted manufacturing facility, shall not infringe or violate any third party's intellectual property rights; and (v) shall be covered by the VERDE's warranty policy set forth in Exhibit C (the "**VERDE Warranty**").

(b) The above warranties and the VERDE Warranty shall extend and be in favor of CF, its successors, assigns and Customers. CF will not give any other warranties with respect to the Products except as authorized by VERDE.

11.0 Return of Defective Products. Should any Products fail to conform with the specifications set forth for such Products in the applicable Purchase Order or otherwise be found to contain any defects, CF will validate this through the third-party testing of a VERDE's approved lab to confirm if the product attributes are or are not conforming to the specifications on the Purchase Order, and if the results are that a Product is not conforming then VERDE will provide a credit to CF for any Products or replace the Products based on what VERDE decides. In such case, VERDE will have no further liability in respect of such Products, provided that CF notifies VERDE of the non-conforming or defective Products within ninety (90) days of delivery of such Products. VERDE will be responsible to decide if reimbursing and issuing any and all payment for the return of defective Products or replace the Product to CF. If CF fails to give such notice to VERDE within the prescribed period, the Products shall be conclusively deemed to have been received by CF's Customers without defects.

12.0 VERDE Covenants.

During the Term, VERDE covenants to:

(a) develop, produce, manufacture and deliver the Products to CF for the use in the Industry;

(b) use best efforts to timely supply the Products ordered under the Purchase Orders on the delivery date set forth in the applicable Purchase Order;

(c) deliver the Products to the purchasing Customers (or arrange for the delivery thereof);

(d) remain in compliance in all material aspects with applicable laws in the performance of all obligations under this Agreement;

(e) provide adequate support and training services to CF personnel, when necessary;

(f) Third-party Testing (QA/QC Framework) – VERDE and CF will identify together two-three proficient analytical testing labs (handling cannabinoids) and validate their testing standards. These testing labs responsible for all QA/QC testing of VERDE Products. Finish format marketers will be required to work with one of the agreed analytical testing labs. We only use the agreed analytical testing to limit product testing variability, which is common across the market.

13.0 CF Covenants.

During the Term, CF covenants to:

(a) distribute the Products exclusively throughout Malaysia;

(b) promote VERDE's Products particularly cannabinoids and other natural supplements, including formulas and products;

(c) advise VERDE of any matter made known to CF that may materially affect CF's ability to make sales of the Products;

(d) conduct all commerce directly with its Customers, including maintaining the Customer relationship, collecting payment, and verifying Customer eligibility for the Products;

(e) service its Customers that have purchased the Products;

(f) remain in compliance in all material respects with applicable laws in the performance of all obligations under this Agreement;

(g) CF should provide VERDE the control quality attributes (CQA) for each Product that VERDE will provide to CF of which identifies all of the acceptable Product attributes/characteristics VERDE will ensure each product meets. The CQA includes the delivery method, product volume, the ingredients with acceptable volume of each, the dosing requirement, product container, packaging & label requirements, stability requirements, and disclaimers. If CF does not provide VERDE a CQA, VERDE will define the CQA for each product supplied to CF that CF will accept.

(h) CF will maintain a reasonable stock level of Products to satisfy market needs and increasing Product demand.

(i) make no false or misleading statements or representations in advertising, printed material or other media with respect of the Products;

(j) comply with all VERDE reasonable commercial policies, certification, training, and reporting requirements imposed by VERDE;

(k) timely pay the amounts due to VERDE in respect of the purchase of the Products based on the terms laid out in this Agreement ;

(l) pay for any customs duties, clearance charges, taxes, brokers' fees, and other amounts payable that arise in connection with the importation, delivery and sale or storage of the Products subsequent to Customer's receipt of the Products from VERDE's contracted manufacturing facility; and

(m) acquire and maintain all necessary and appropriate authorizations, licenses, permits, and permissions to fully perform, be responsible for and meet all the obligations and liabilities relating to CF set forth in the Agreement.

(n) CF shall work with VERDE to have the finished Product label, to include the name and logo of VERDE's brand as a supporting manufacturer and/or supplier which shall be displayed on the front panel and the ingredient description.

(o) CF will hold necessary insurance and indemnities to protect VERDE.

(p) CF and VERDE will define each Product based on a CQA listed for each Stock Keeping Unit (SKU's). VERDE will approve the formulation, the product application, and education/marketing.

14.0 Insurance. Each Party shall, at its sole cost, maintain commercial general liability insurance (which may be in the form of self-insurance) sufficient and in proper form and nature to cover such Party's indemnification obligations hereunder. Each Party shall provide the other Party satisfactory evidence of the maintenance of such insurance at the request of the other Party.

15.0 Limitation of Liability. Neither VERDE nor CF shall be liable to the other for any indirect, incidental, punitive, or consequential damages, including any loss of profit or revenue, cost of capital, downtime costs, or costs of substitute products.

16.0 Indemnity. CF shall indemnify, defend, and hold harmless VERDE, its affiliates, and their employees, officers, directors, shareholders, consultants, agents, and advisors ("**VERDE Indemnified Parties**") from and against any losses, costs, damages, expenses, liabilities, claims and demands ("**Losses**") to which VERDE Indemnified Parties may be subject by reason of any breach by CF of any warranties, covenants, terms, or representations made by CF in this Agreement. VERDE shall indemnify, defend, and hold harmless CF, its affiliates, and their employees, officers, directors, shareholders, consultants, agents, and advisors ("**CF Indemnified Parties**") from and against any Losses to which CF Indemnified Parties may be subject by reason of any breach by VERDE of any warranties, covenants, terms or representations made by VERDE in this Agreement.

17.0 License Grant and Intellectual Property. Any trademarks, trade names, trade secrets, patents, trade practices, business insights, formulas, products or concepts, that could be competitive to VERDE, and other intellectual property rights connected with the Products, including the VERDE technologies as set out in Exhibit E (the "**Intellectual Property**"), are and shall remain the property of VERDE; provided, however, VERDE hereby grants CF for the duration of the Term, a revokable royalty-free, license to the Intellectual Property for use in the Industry solely as part of the marketing and promotion of the Products for sales.

18.0 Non-Solicitation. For a period of the Term and two (2) years after the expiration of the Term, each Party shall not, either on its own account or in conjunction with or on behalf of any other person, directly or indirectly, without the prior written consent of the other Party, (i) induce, solicit or entice any employee of the other Party to leave their employment or any agent to terminate or not renew its relationship with the other Party or (ii) employ, solicit the employment of, or assist any person to employ any employee of the other Party; provided that the provisions of this Section 18.0 will not apply to any solicitation directed at the public in general or employment resulting from such solicitation.

19.0 Non-Compete. CF agrees not to manufacture, market, or sell ingredients, formulas, or products that compete for sales with the VERDE's Products for a period of thirty six (36) months and will not compete or circumvent any potential patents filed/granted to VERDE during the patent period after termination of this contract.

20.0 Confidentiality. From time to time during the Term, either Party may disclose or make available to the other Party information about its business affairs, products, confidential Intellectual Property, trade secrets, third-party confidential information and other sensitive or

proprietary information (collectively, "**Confidential Information**"). Confidential Information shall not include information that, at the time of disclosure is: (a) in the public domain; (b) known to the receiving party at the time of disclosure; or (c) rightfully obtained by receiving party on a non-confidential basis from a third party.

The receiving party shall not disclose any such Confidential Information to any person or entity, except to the receiving party's employees who have a need to know the Confidential Information for the receiving party to perform its obligations hereunder. On the expiration or termination of the Agreement, the receiving party shall promptly return to the disclosing party all copies, whether in written, electronic, or other form of media, of the disclosing party's Confidential Information, or destroy all such copies and certify in writing to the disclosing party that such Confidential Information has been destroyed.

21.0 Public Announcements and Press Releases. No public announcement or press releases with respect to this Agreement or any transaction contemplated hereby shall be made by the Parties hereto unless and until the text and content of the announcement and the time and manner of its release have been approved in writing by VERDE. Notwithstanding the above, a Party may make a public announcement or press release without approval of the other Party if such public announcement or press release is required to be disseminated under applicable securities laws.

22.0 Assignment. Neither Party may assign any aspect of this Agreement without the other Party's prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, this Agreement may be assigned by either Party without the consent of the other Party in connection with a merger, group restructuring where assignment is to a fellow subsidiary or associate company, consolidation, sale of all of the equity interests of the party, or a sale of all or substantially all of the assets of the Party assigning this Agreement.

23.0 Force Majeure. Each Party will not be liable for any loss or damage due to delay or non-delivery caused by pandemic, fire, strike, lock-out, labor dispute, civil or military authority, delay in carriers, non-delivery of materials or, without construing the foregoing as words of limitation, any matter beyond its reasonable control. The Party subject to a force majeure event shall give the other Party written notice thereof.

24.0 Notices. Any notice or other communication required or permitted to be given hereunder or for the purpose hereof to any Party shall be in writing and shall be sufficiently given if delivered personally to such Party, sent by registered or certified mail, by courier service or other similar method of recorded communication to such Party (a copy of any notice sent by e-mail shall also be sent according to one of the above-mentioned delivery methods):

In the case of a notice to CF at:

Country Farms Sdn. Bhd

Lot 9, Unit C2, Natco Industrial Park, Lorong Keluli 1B, Kawasan Perindustrian Bukit Raja Selatan, Seksyen 7, 40000 Shah Alam, Selangor Darul Ehsan, Malaysia

Email:	louis.kho@countryfarmorganics.com
Attention of:	Louis Kho

In the case of a notice to VERDE at:

Verde Life, Inc.

2 Cityplace Drive, Suite 200
St. Louis, Missouri 63141

Email:	jack@verderesources.com
Attention of:	Jack Wong

or at such other address or person as may be designated by notice by either Party to the other.

25.0 Miscellaneous.

(a) The law governing this Agreement shall be Malaysia.

(b) The Parties agree that venue of any lawsuit arising from or in connection with the terms of this Agreement shall be in courts in Malaysia.

(c) The failure of either Party to seek any remedies for any breach by the other Party shall not be construed as a waiver of any succeeding breach.

(d) Each counterpart of this Agreement shall be considered to be an original once signed by both Parties, it being understood, however, that these counterparts shall constitute one and the same Agreement.

[Remainder of page intentionally left blank]

EXECUTED by the Parties to be effective as of the Effective Date.

COUNTRY FARMS SDN BHD	**VERDE LIFE, INC.**
By: ______________________	By: ______________________
Louis Kho	Jack Wong
Date: Nov 22nd 2022	**Date:** Nov 22nd 2022
Witness by :______________________	Witness by:______________________
Name: Lau Boon Chin, Jyalin	Name: Balakrishnan B. S. Muthu

Exhibit A

Description of Products

(Add each product and CQA attributes of which include the product name, ingredients, dosage, stability requirements, delivery method, packaging, and label requirements)

Each order will be placed at least 60 days in advance of the manufacturing period to define the CQA attributes of the products on the order

1. **Topical/Facial Serum - 90ml Suncare/Daytime - 1,000mg CBD**

2. **Topical/Facial Serum - 90ml Night time - 1000mg CBD 200mg CBG**

3. **Topical - 90ml Ritual Muscle/Joint Relief - 1,000 CBD**

4. **Topical/Facial Serum – 30ml Daily Facial Booster – 300mg CBD**

Exhibit C

VERDE Warranty

Should any Products fail to conform with the specifications set forth for such Products in the applicable Purchase Order or otherwise be found to not meet the CQA specification CF will validate this through the third-party testing of an VERDE approved lab to confirm if the Product attributes are or are not conforming to the specifications on the Purchase Order, and if the results are that a Product is not conforming then VERDE will provide a credit to CF for any Products or replace the Products based on what VERDE decides. In such case, VERDE will have no further liability in respect of such Products, provided that CF notifies VERDE of the non-conforming or defective Products within ninety (90) days of delivery of such Products. VERDE will be responsible to decide if reimbursing and issuing all payment for the return of defective Products or replace the Product to CF. If CF fails to give such notice to VERDE within the prescribed period, the Products shall be conclusively deemed to have been received by CF's Customers without defects.

[See Attached] **[NTD: to be provided.]**

Exhibit E

VERDE Intellectual Property

[See Attached] **[NTD: to be provided.]**

CF will have right to distribute VERDE Products based on the terms of this Agreement.

Exhibit F

Eligible Customers

[See Attached] **[NTD: to be provided.]**

VERDE assumes CF only works with Customers who have all the necessary legal authorizations to buy, sell, and market the Products in Malaysia.